EX-FILING FEES

Calculation of Filing Fee Tables

Form F-1

(Form Type)

VIVOPOWER INTERNATIONAL PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Stock, $0.012 par value(3)	457(c)	$4,230,770	(2)	$0.9873	$4,177,039.23	$0.0000927	$387.22
Fees Previously Paid
Total Offering Amounts									$387.22
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$387.22

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional ordinary shares as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Ordinary Shares of the registrant as reported on The Nasdaq Capital Market on September 13, 2022.

(3)	Represents the Ordinary Shares offered by the selling shareholder issuable upon the exercise of warrants to purchase Ordinary Shares issued to the selling shareholder in a private placement.